Exhibit 99.1

FOR IMMEDIATE RELEASE

ZST DIGITAL NETWORKS, INC. SIGNS AGREEMENT
TO DEVELOP CITY-WIDE GPS TRACKING AND SERVICES PLATFORM

ZHENGZHOU, CHINA, February 24, 2011 – ZST Digital Networks, Inc. (NASDAQ: ZSTN) ("ZST" or the "Company"), a major developer, manufacturer and supplier of digital and optical network equipment to cable system operators and provider of GPS tracking devices and support services for transport-related enterprises in China, today announced that it has entered into an agreement with the Road Transportation Department of Shangqiu City, a city with over eight million residents in eastern Henan Province, to develop a city-wide GPS tracking platform for commercial vehicles.

Under the terms of the agreement, ZST Digital will plan, design and implement a city-wide GPS tracking platform primarily for use by commercial vehicle fleets operating in Shangqiu City, including trucks, freight vehicles, taxis, tour buses, minibuses and vehicles for the transport of hazardous materials.  The platform will utilize ZST Digital’s commercial GPS tracking technology and will link registered vehicles to the national and provincial transportation departments.  In addition, ZST Digital will provide ongoing maintenance and support of the platform.

Upon completion of the project, commercial fleets operating within Shangqiu City will be required to register their vehicles on the GPS platform, but will have the option to choose from various GPS equipment and service providers to provide the vehicle-installed GPS units.   However, as part of the agreement with Shangqiu City, ZST Digital will be designated as the “preferred vendor” for GPS products and services by the Shangqiu City Road Transportation Department.

ZST Digital will be responsible for the initial platform design, hardware and installation costs, and will receive ongoing service and maintenance fees, in line with its existing contracts, from commercial enterprises that select ZST Digital as their GPS tracking and services provider.  The Company has already begun construction of the platform and expects to complete the project within 30 to 60 days.  Management estimates the total investment in the project will amount to RMB2.0 million.  The Company believes that the agreement could generate approximately RMB40-50 million in revenue per year upon successful completion of the platform, and it expects to begin generating revenue from this project in the second quarter of fiscal 2011.

Commenting on the news, Mr. Zhong Bo, the Company's Chairman and CEO, said, “This agreement marks a major milestone in the development of our commercial GPS offering and highlights the strong demand for GPS products and services in Henan Province.  There are currently over 60,000 commercial vehicles operating in Shangqiu City, with an average yearly growth rate of approximately 6%.  The signing of this agreement and our designation as the preferred GPS products and services provider by the Shangqiu City Road Transportation Department will help to increase the pace of our GPS products and services rollout. While the implementation of the city-wide platform will require us to make an upfront capital investment, it will significantly expand our base of potential customers.  In fact, we believe this agreement could increase our commercial GPS customer base in Shangqiu City to approximately 30,000 – 50,000 vehicles within one year, which translates to roughly RMB40.0 million – RMB50.0 million in yearly revenue.

“We are pleased with the rapid progress that we have made to date on our commercial GPS offering, and we will continue to seek additional opportunities to expand our customer base and further promote the benefits of our GPS tracking products and services in Henan Province.”

About ZST Digital Networks, Inc.

ZST Digital Networks, Inc. (Nasdaq: ZSTN) is a China-based company, principally engaged in supplying digital and optical network equipment and providing installation services to cable system operators in the Henan Province of China.  The Company has developed a line of IPTV devices that are used to provide bundled cable television, Internet and telephone services to residential and commercial customers.  The Company has assisted in the installation and construction of over 400 local cable networks in more than 90 municipal districts, counties, townships, and enterprises. The Company also provides a commercial line of GPS devices and support services for transport-related enterprises to track, monitor and optimize their businesses.  For more information about ZST Digital Networks, Inc., please visit http://www.shenyangkeji.com.

Forward-Looking Statements

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Certain of the statements made in the press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding the progress of new product development. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including uncertainties inherent in management's estimates on the profitability of the project; unforeseen costs and difficulties in implementing the project that would affect the resulting profitability; our ability to maintain and increase revenues and sales of our products; our ability to develop and market new products; our strategic investments and acquisitions; compliances and changes in the laws of the People’s Republic of China (the “PRC”) that affect our operations; our ability to obtain all necessary government certifications and/or licenses to conduct our business; vulnerability of our business to general economic downturn, especially in the PRC; adverse capital and credit market conditions and our ability to meet liquidity needs; and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.

Contacts:

ZST Digital Networks, Inc. John Chen, CFO Email: jchen@shenyangkeji.com	Investor Relations (HK): Mahmoud Siddig Taylor Rafferty Tel: +852-3196-3712 Email: zstdigital@taylor-rafferty.com
Investor Relations (US): Bryan Degnan Taylor Rafferty Tel: +1 (212) 889-4350 Email: zstdigital@taylor-rafferty.com	Investor Relations (US): BPC Financial Marketing John Baldissera Tel: +1-800-368-1217